Exhibit 3.1
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
CRYOLIFE, INC

To:          Department of State
Tallahassee, Florida 32304

Pursuant to the provisions of Sections 607.1002 and 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.           The name of the corporation is CRYOLIFE, INC.

2.           The following amendment of the Articles of Incorporation (the “Amendment”) was adopted by the Board of Directors of the Corporation in the manner prescribed by the Act, Sections 607.1002 and 607.1006:

Article V of the Articles of Incorporation is amended by deleting therefrom subsection (d) in its entirety.

3.           This amendment was adopted by the Board of Directors on July 30, 2007 without shareholder action, as permitted by Section 607.1002 of the Act. Shareholder action with respect to the amendment was not required.

4.           This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

IN WITNESS WHEREOF, the foregoing Articles of Amendment are executed by Steven G. Anderson and attested by Suzanne K. Gabbert on July 30, 2007.

/s/ Steven G. Anderson
Steven G. Anderson, President and
Chief Executive Officer, CryoLife, Inc.

Attested by:

/s/ Suzanne K. Gabbert
Suzanne K. Gabbert,
Secretary, CryoLife, Inc.